SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A/A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

.................................................................................

Name: VAN ECK FUNDS II, INC.
      Van Eck Mid-Cap Value Fund

Address of Principal Business Office (No. & Street, City, State Zip Code):

         Van Eck Associates Corporation
         99 Park Avenue 8th Floor
         New York, New York 10016

Telephone Number (including area code):

         (212) 687-5200

Name and address of agent for service of process:

Corporation Trust Company,
300 East Lombard Street
Baltimore, Maryland 21202-3219

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

YES [_]                      NO [X]

The Fund is a series of a Maryland Corporation and is a management open-end - diversified investment companies.

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Pursuant to the requirements of the Investment Company Act of 1940, the Fund has
duly caused this notification of registration to be duly signed on its behalf by the undersigned, duly authorized, in the City of New York and the State of New York on the 3d day of March 2002.
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                                                     VAN ECK FUNDS II INC.
                                                  Van Eck Mid-Cap Value Fund
                                               ---------------------------------
                                                        (Name of Fund)



                                            By: /s/ Thomas Elwood
                                               ---------------------------------
                                                    Thomas Elwood
                                                    Incorporator

Attest:  /s/ Alison Emanuel
        -----------------------------
             Alison Emanuel
             Notary